Exhibit 99.1

LKQ Corporation to Host 2016 Investor Day

Chicago, IL, (March 3, 2016) -- On Tuesday, March 15, 2016 at 8:00 a.m. Eastern time (7:00 a.m. Central time), LKQ Corporation (Nasdaq: LKQ) will hold an Investor Day in New York City with presentations given by Robert Wagman, President and Chief Executive Officer, and by other members of executive management. The presentations, including a question and answer session, are expected to conclude at approximately 12:00 pm (Eastern).
Investor Day Call Details
To access the investor conference call, please dial (877) 489-6527 and use the Conference ID: 54130087. International access to the call may be obtained by dialing (929) 387-3948. Please dial in 15 minutes prior to the start of the conference.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at www.lkqcorp.com in the Investor Relations section. A replay of the presentation will be available by telephone at (855) 859-2056 or (404) 537-3406 for international calls. The telephone replay will require you to enter conference ID: 54130087. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through April 15, 2016. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com